First Addendum to NextCALA Glocal
Joint Venture Agreement dated May 24, 2016 dated August 9, 2016

The Joint Venture Agreement between Glocal Payment Solutions Inc. ("Glocal") and Next CALA Inc. ("NextCALA") dated May 24, 201 ("JV Agreement") is amended as follows:

- All provisions relating to the Pilot Program and the Go Live Program including target volumes of card activation are omitted. The term of the Go Live Program shall not be omitted.

- Except with respect to all terms and conditions applicable to the $36,000 loan to Glocal which remain in effect, all provisions and Exhibits relating to contributions and funding by Glocal and NextCALA within initial JV Agreement.

- All provisions relating to financials, compensation, shares, and card fees and revenue other than revenue sources are omitted.

- All provisions relating to audited financials are omitted.

- AIM is defined as Accent Intermedia owed 64% by Next Group Holdings, Inc.

- Gift Cards are defined as AIM Gift Cards

- GPR is defined as General Purpose Reloadable (AIM, NextCALA or NextGlocal GPR card programs)

- Issuing Bank is defined as approved Bank that sponsors the GPR Card Program for NextGlocal

- NextCala, Inc. officers shall remain or be added to any and all operating bank accounts as signatures to NextGlocal joint venture prior within the next 7 business days of the execution of this first amendment.

- Next CALA, Inc. 60% of Board of director and controlling interest and ownership of NextGlocal Joint Venture shall remain in full affect within initial JV Agreement.

- All provisions relating to Sudhan Thomas ("Thomas") and Paul H Appel, Esq., ("Appel") are modified as follows:
  - Thomas shall be appointed CEO of NextGlocal. His responsibilities will include the following:
    - Activation and management of the following segments: 1) Vanilla GPRS debit card 2) Co Brand GPRS value added card 3) Gift cards

- Assume responsibility for business development for NextGlocal and its affiliates.
- Realizing card activation goals, revenue, and with controlled expenses operate the entity as a profitable unit of business
- Sudhan will travel to Miami offices every fortnight to manage his role
- Playing the effective role of a corporate citizen and corporate leader

- Appel shall be appointed Chief Legal Officer of Next Glocal and shall assure a separate conflict of interest waiver shall be executed by himself within 7 business days of this said amendment and NextCala, Inc and Next Group Holdings, Inc. And treat all documents and or materials submitted by Next Group Holdings Inc. and Next CALA Inc. with privilege and confidentiality.

- Financials
  - Monthly Compensation:
    - Upon signing this Addendum on August 9, 2016, Next Group Holdings will:
      - Deposit $12,500 in the designated account of Glocal. Payment will constitute the salary of Thomas and Appel.
      - By on or before August 20, 2016 deposit into the NextGlocal account the sum of $10,000 to be applied when the TPP contract is approved and signed by TPP and Issuing bank.
    - On September 9, 2016, Next Group Holdings will deposit $12,500 in the designated account of Glocal.
    - On October 9, 2016:
      - If Glocal shall have a minimum of 1,000 cards that are active or approved by the issuer bank, Next Group Holdings will deposit $12,500 in the designated account of Glocal.
      - If Glocal shall not have a minimum of 1,000 cards that are active or approved by the issuer bank, Next Group Holdings will deposit $6,250 in the designated account of Glocal and will accrue $6,250 to the Glocal account.
    - On November 9, 2016:
      - if Glocal shall have a minimum of 4,000 cards that are active or approved by the issuer bank, Next Group Holdings will deposit $12,500 plus the $6,250 accrued amount in the designated account of Glocal. The contract will thereafter continue, and the sum of $12,500 shall be deposited in the designated Glocal account on the 5th day of each month thereafter. In addition, Thomas and Appel shall be granted executive positions with Next Group Holdings according to terms to be set forth in a further addendum upon mutual agreement from Next Group Holdings, Inc Board of Directors and Thomas and Appel respectively.
      - if Glocal shall not have a minimum of 4,000 cards that are active or approved by the issuer bank, Next Group Holdings shall have

the right to terminate this contract, with no further obligation on the part of either party.

- Shares of Next Group Holdings ("NXGH Shares").
  - Thomas and Appel shall receive three tranches of 1,000,000 NXGH Shares each, for a total of 3,000,000 NXGH Shares, as follows:
    - Upon signing this Addendum Thomas and Appel shall simultaneously receive the first tranche of 1,000,000 NXGH Shares. The process for transfer of the shares shall begin immediately upon signing this addendum. Of the 1,000,000 shares to be issued initially; 500,000 shares shall be issued by Arik Maimon as an individual and personally; the remaining 500,000 shares shall be issued by NXGH Next Group Holdings.

    - Thomas and Appel shall receive the second tranche of 1,000,000 NXGH Shares when 4,000 cards are active or have been approved by the bank. These shares shall be issued by Next Group Holdings upon said milestone being achieved of 4,000 GPR cards active or approved by approved issuing bank for NextGlocal GPR card program.

    - Thomas and Appel shall receive the third tranche of 1,000,000 NXGH Shares when 10,000 cards are active or have been approved by the bank. These shares shall be issued by Next Group Holdings upon said milestone being achieved of 10,000 GPR cards active or approved by approved issuing bank for NextGlocal card program.

  - NextCALA shall cause its parent Next Group Holdings, Inc., a corporation formed under the laws of Florida whose shares are publicly traded under the symbol NXGH, to grant Glocal a series of options to purchase up to total of 1,000,000 of publicly traded common shares of Next Group Holdings, Inc. for $.50 per share in such tranches and at such times as Glocal shall determine. The option shall remain in effect until the latter of three years from May 24th, 2016 or the dissolution of the Joint Venture. NextCALA warrants and represents that Group Holdings has consented to issue this option.
  - The NXGH Shares shall vest immediately upon receipt by Thomas and Appel.
  - The NXGH Shares shall be divided as follows: Thomas shall receive 81% of the NXGH Shares and Appel shall receive 19% of the NXGH Shares.

- The NXGH Shares shall not be sold for a period of 6 months following issuance.

- Card Fees and Revenues:
  - Thomas shall be responsible for all areas of business development. He shall develop card customers in the verticals of insurance, travel, restaurants, corporate benefits, and international. Customers in these verticals introduced by Thomas or Appel will contract directly with NextGlocal. Revenues from these cardholders as more fully set forth in the JV Agreement shall be divided 60% to NextCALA, 40% to Glocal.
  - Thomas as CEO of NextGlocal shall be responsible for all areas of card related business development for NextCALA. NextCALA shall contract directly with its customers. NextGlocal shall receive 90% and Glocal shall receive 10% of all revenues for NextCALA customers for cards activated subsequent to August 10, 2016.
  - Thomas as CEO of NextGlocal shall be responsible for all areas of gift card related business development for AIM. AIM shall contract directly with its customers. NextGlocal shall receive 90% and Glocal shall receive 10% of all revenues (for the purpose of clarity, revenues are constituted as not face value of the said gift cards or GPR cards, specifically the said margin preapproved by both NextGlocal and Next Group Holdings, Inc. as programs and or campaigns may change from time to time. Additionally any house accounts currently under contract and existing revenues shall not be included for NextGlocal , unless specified in writing by Next Group Holdings, Inc . and Glocal & NextGlocal prior to activation and revenues as an addendum to this addendum.) for NextCALA customers for cards activated subsequent to August 10, 2016.
  - Distribution of revenues shall be made at the time revenues are received. There shall be a monthly accounting of revenues.
  - If at any point in time, the said monthly commissions derived by this and or initial Joint Venture contract with Next CALA and NextGlocal or Next Group Holdings and Glocal supersede $100,000.00 or more compensation schedule due to Thomas and or Appel or Glocal, immediate repayment of said $36,000 note lent by Next Group Holdings, Inc./ NextCALA Inc. as described above, shall be deducted from compensation as a net off composition and the difference shall be issued to Thomas and Appel..
- Next Group Holdings will pay agreed business expenses as applicable including agreed upon operational expenses.

- Termination:
  - If a minimum of 4,000 cards are not in the pipeline (pipeline being defined as 4,000 registered and or approved cards in process by issuing bank of NextGlocal

GPR card program) by November 10, 2016, the JV Agreement shall terminate. Thomas and Appel shall retain the initial tranche of 1,000,000 NXGH Shares.

- If payment of the monthly compensation, card fees, or card revenue is not made within 10 days after payment is due, and if this default is not cured within 30 days of notice of default sent to Next Group Holdings, then Thomas and Appel shall have the unconditional right to terminate the JV Agreement upon 5 days' notice of default. Upon termination, Next Group Holdings will issue 3,000,000 NXGH Shares to Thomas and Appel as compensation and not as a penalty. Glocal, Thomas and Appel shall retain all other rights available under law.
- If NXGH Shares are not issued to Thomas and Appel within 10 days of the date they are due for issuance, and if this default is not cured within 30 days of notice of default sent to Next Group Holdings, then Glocal shall have the unconditional right to terminate the JV Agreement upon 5 days' notice. Upon termination, Next Group Holdings will issue 3,000,000 NXGH Shares to Thomas and Appel as compensation and not as a penalty. Glocal, Thomas and Appel shall retain all other rights available under law.
- The obligation to pay compensation, card fees and card revenue owed as of the termination of the JV Agreement shall survive the termination.
- Upon termination of the JV Agreement, Glocal, Thomas and Appel shall retain exclusive right, title, and interest in and to all NextGlocal contracted cards and card holders. Glocal, Thomas and Appel shall be entitled to all future fees derived from Glocal contracted cards and card holders. Any contracted Gift Cards and or GPR cards and or programs registered with AIM or NextCALA directly, shall remain the property and customer of Next Group Holdings, Inc, AIM or Next CALA Inc. respectively.

- Except as expressly provided herein, the terms and provisions of the JV Agreement remain in full force and effect.

IN WITNESS WHEREOF, intending to be bound, the parties have caused their duly-authorized representatives to execute this Agreement as of August 10, 2016.

Glocal Payment Solutions Inc.

by____________________

Sudhan Thomas
Chairman and CEO 08/29/2016

Glocal Payment Solutions Inc.

by____________________

Paul H Appel
General Counsel and COO

Next CALA, Inc.

by______________________________
Arik S. Maimon
Chairman and CEO

Next CALA, Inc.

by______________________________
Michael De Prado
President and COO

Next Group Holdings Inc.

by______________________________
Arik S. Maimon
Chairman and CEO

Next Group Holdings Inc.

by______________________________
Michael De Prado
President and COO

NextGlocal, Inc.

By______________________________
Sudhan Thomas
Chairman and CEO 08/09/2016

NextGlocal, Inc.

By__________________________

Paul H Appel
General Counsel and COO

Additional Signatory:
Sudhan Thomas

by__________________________

Sudhan Thomas, signing individually solely and exclusively with reference to his participation as CEO of NextGlocal Inc.

08/09/2016

Paul H Appel

by__________________________

Paul H Appel, signing individually solely and exclusively with reference to his participation as General Counsel of NextGlocal Inc.

Arik S. Maimon (An Individual)

by__________________________

Arik S. Maimon
Individually